UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2013

EveryWare Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

519 Pierce Avenue, Lancaster, Ohio 43130

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 687-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 3, 2013, EveryWare Global, Inc., a Delaware corporation (the “Company”), received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) informing the Company that it had satisfied all requirements for initial listing on The NASDAQ Global Market and, effective with the open of business on July 8, 2013, the Company’s listing was transferred from The NASDAQ Capital Market to The NASDAQ Global Market. The Company’s common stock continues to trade on NASDAQ under the symbol “EVRY.”

In addition, on July 8, 2013, the Company received a letter from the NASDAQ Listing Qualifications Panel (the “Panel”) indicating that, based upon the Company’s compliance with all criteria for initial and continued listing on The NASDAQ Global Market, the Panel had determined to continue the listing of the Company’s common stock on The NASDAQ Global Market.

As disclosed in the Company’s Form 8-K filed on May 24, 2013, the Company was previously notified by NASDAQ that the Company did not meet the initial listing requirement that it have at least 400 round lot stockholders, as set forth in Listing Rule 5405(a)(3) (the “Rule”), when it completed its initial business combination with EveryWare Global, Inc. on May 21, 2013. The Company thereafter requested a hearing before the Panel, at which it presented its plan to evidence compliance with the Rule as well as its continued compliance with all other requirements for initial listing on The NASDAQ Global Market, and requested listing on The NASDAQ Global Market.

At the hearing, the Company provided information demonstrating its compliance with the Rule and, following the Staff’s determination that the Company met all requirements for initial listing on The NASDAQ Global Market, the Panel issued its determination to continue the Company’s listing on The NASDAQ Global Market. Accordingly, the matter has been closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EVERYWARE GLOBAL, INC.

Dated: July 8, 2013	By:	/s/ Bernard Peters
		Name:	Bernard Peters
		Title:	Executive Vice President and Chief Financial Officer